Exhibit 99.1

Canterbury Park Holding Corporation Declares Quarterly Cash Dividend

SHAKOPEE, Minn.--(BUSINESS WIRE)--March 21, 2017--Canterbury Park Holding Corporation (the “Company”) (NASDAQ: CPHC) today announced pursuant to its dividend policy, has declared its quarterly cash dividend which will be in the amount of $0.05 per share and will be paid on April 14, 2017 to the holders of record on March 31, 2017. At this quarterly rate, the annual dividend is equivalent to $.20 per common share.

About Canterbury Park:
Canterbury Park Holding Corporation (the Company) owns and operates Canterbury Park Racetrack and Card Casino, Minnesota’s only thoroughbred and quarter horse racing facility. The Company’s live race meet begins May and concludes in September. In addition, Canterbury Park’s Card Casino hosts “unbanked” card games 24 hours a day, seven days a week, offering both poker and table games. The Company also conducts year-round wagering on simulcast horse racing and hosts a variety of other entertainment and special events at its facility in Shakopee, Minnesota. For more information about the Company, please visit us at www.canterburypark.com.

Cautionary Statement:
From time to time, in press releases and in other communications to shareholders or the investing public, Canterbury Park Holding Corporation may make forward-looking statements concerning possible or anticipated future financial performance, business activities or plans based on management’s beliefs and assumptions. These forward looking statements are typically preceded by the words such as "believes," "expects," "anticipates," "intends" or similar expressions. Shareholders and the investing public should understand that these forward-looking statements are subject to risks and uncertainties, including those disclosed in our periodic filings with the Securities and Exchange Commission, which could cause actual performance, activities, future dividends or plans after the date the statements are made to differ significantly from those indicated in the forward-looking statements when made.

CONTACT:
Canterbury Park Holding Corporation
Randy Sampson, 952-445-7223